Exhibit 99.1
Sable Resumes Oil Flow as Ordered by the Federal DPA with Expected Gross Oil Rate of 50,000 Bbls/d and Expects First Sales by April 1, 2026

Houston, TX – Sable Offshore Corp. (“Sable,” or the “Company”) (NYSE: SOC) today announced that on March 14, 2026, the Company resumed the transportation of hydrocarbons (oil) produced at the Santa Ynez Unit (“SYU”) through the federally regulated and approved to operate Santa Ynez Pipeline System (“SYPS”) from Las Flores Canyon (“LFC”) to Pentland Station at the direction of the United States Secretary of Energy, Chris Wright.
On March 13, 2026, President of the United States, Donald J. Trump, signed an Executive Order to, among other things, delegate certain authorities under the Defense Production Act of 1950 (“DPA”) to the United States Secretary of Energy. Subsequently on March 13, 2026, the United States Secretary of Energy, Chris Wright, issued an order to Sable invoking the DPA (the “DPA Order”) to immediately prioritize and allocate pipeline transportation services for hydrocarbons from the SYU through the SYPS in order to address the energy scarcity and supply disruption risks caused by California policies that have left the region and U.S. military forces dependent on foreign oil. Sable immediately complied with this federal DPA Order and began shipping hydrocarbons from LFC to Pentland Station on March 14, 2026, with federal safety regulators present in observance.
As stated in the DPA Order, all federally produced barrels from the SYU must flow through the SYPS, up to the existing pipeline capacity of 200,000 Bbls/d. Sable completed its onshore anomaly repair program and hydrotested all segments of the SYPS consistent with applicable requirements as of May 2025.
Prior to resuming hydrocarbon transportation from LFC to Sable’s sales point at Pentland Station, Sable had approximately 540,000 barrels of processed crude oil in storage at LFC, representing more than the line fill volume for the SYPS between LFC and Pentland Station. Sable is fully staffed and will continue to implement the conditions of the Emergency Special Permit previously issued by the United States Department of Transportation, Pipeline and Hazardous Materials Safety Administration.
Sable is currently producing hydrocarbons from its Platform Harmony at the SYU and our wells continue to perform as expected. Production ramp-up is anticipated to proceed with full production resumption at Platforms Harmony and Heritage this month, in March 2026, and Platform Hondo in June 2026. The Company plans to commence first sales by April 1, 2026 at an expected gross oil rate of 50,000 Bbls/d.
Also on March 13, 2026, Sable and Pacific Pipeline Company (“PPC”) sued California Department of Parks and Recreation (“State Parks”) in a lawsuit styled Sable Offshore Corp. and Pacific Pipeline Company, Plaintiffs v. Armando Quitero, in his official capacity as Director of the California Department of Parks and Recreation, Defendant, Case, No. 2:26-cv-02739 in the United States District Court for the Central District of California. The lawsuit requests declaratory relief to confirm Sable and PPC’s rights (and their ability to fulfill their obligations) under the DPA Order. Subsequently, on March 14, 2026, State Parks sent a letter to Sable contesting Sable’s rights under the DPA Order.
As previously stated, Sable is pursuing all financing options, including federal credit support. The Company plans to refinance its Senior Secured Term Loan, deploy its commodity hedging program, and evaluate shareholder return options shortly after commencing first sales.
“Sable Offshore is putting California consumers first by increasing domestic supply of crude oil into the California market by approximately 17% and we look forward to continuing to execute as so ordered by the Defense Production Act executed on March 13, 2026” said Jim Flores, Sable’s Chairman and Chief Executive Officer. Flores continued, “We look forward to working closely with the Department of Energy in fully complying with the DPA and working with the Trump administration to take all necessary steps to deliver the energy necessary for the security and defense of the country.”

About Sable
Sable Offshore Corp. is an independent oil and gas company, headquartered in Houston, Texas, focused on responsibly developing the Santa Ynez Unit in federal waters offshore California. The Sable team has extensive experience safely operating in California.
Forward-Looking Statements
The information in this press release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “continue,” “plan,” “forecast,” “predict,” “potential,” “future,” “outlook,” and “target,” the negative of such terms and other similar expressions are intended to identify forward- looking statements, although not all forward-looking statements will contain such identifying words. These statements are based on the current beliefs and expectations of Sable’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those described in the forward-looking statements. Factors that could cause Sable’s actual results to differ materially from those described in the forward-looking statements include: the ability to recommence full production of the SYU assets; our ability to recommence sales of oil, the cost and time required therefor, and production levels once recommenced; availability of future financing; our financial performance; global economic conditions and inflation; increased operating costs; lack of availability of drilling and production equipment, supplies, services and qualified personnel; geographical concentration of operations; environmental and weather risks; regulatory changes and uncertainties; litigation, complaints and/or adverse publicity; privacy and data protection laws, privacy or data breaches, or loss of data; our ability to comply with laws and regulations applicable to our business; and other one-time events and other factors that can be found in Sable’s Annual Report on Form 10-K for the year ended December 31, 2025, which is filed with the Securities and Exchange Commission and are available on Sable’s website (www.sableoffshore.com) and on the Securities and Exchange Commission’s website (www.sec.gov). Except as required by applicable law, Sable undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect the impact of events or circumstances that may arise after the date of this press release.
Disclaimers
The Santa Ynez Unit restarted production in May 2025. Sable has not sold commercial quantities of hydrocarbons since the acquisition of the Santa Ynez Unit. The Santa Ynez Unit was shut in during June of 2015 when the only onshore pipeline transporting hydrocarbons produced from the Santa Ynez Unit to market ceased transportation.
Contacts
Investor Contact:
Harrison Breaud
Vice President, Finance & Investor Relations
IR@sableoffshore.com
713-579-8111
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